March 27, 2000


T. Rowe Price Science & Technology Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202


Dear Sirs:

    In connection with the proposed registration of shares of Capital Stock of your Company designated as the T. Rowe Price Science & Technology Fund--Advisor Class, I have examined certified copies of your company's current Articles of Incorporation and By-Laws of your Company as presently in effect.

    I am of the opinion that:

    (i)
           your Company is a corporation duly organized and existing user the laws of Maryland; and

    (ii)
           each of such authorized shares of Capital Stock of your Company, upon payment in full of the price fixed by the Board of Directors of your Company, will be legally and validly issued and will be fully paid and non-assessable.

    I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on form N-1A to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933 of shares of Capital Stock of your Company designated as the T. Rowe Price Science & Technology Fund--Advisor Class.

Sincerely,
/s/Henry H. Hopkins
Henry H. Hopkins

March 27, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  T. Rowe Price Science & Technology Fund, Inc. (the "Registrant")
     T. Rowe Price Science & Technology Fund--Advisor Class
     File Nos.: 033-16567/811-5299

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 16 (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Very truly yours,

/s/Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP